Prospectus Supplement No. 7	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated March 18, 2016)	Registration No. 333-209079
Registration No. 333-210270

HEAT BIOLOGICS, INC.

9,100,000 Shares of Common Stock

Warrants to Purchase Up to 6,825,000 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus, dated March 18, 2016, (the “Prospectus”), relating to the offering of 9,100,000 shares of common stock of Heat Biologics, Inc. and warrants to purchase 6,825,000 shares of our common stock that were issued in our public offering that closed on March 23, 2016. Each warrant has an exercise price of $1.00 per share, is immediately exercisable and expires on the fifth anniversary of the original issuance date.

Our common stock is listed on the NASDAQ Capital Market under the symbol “HTBX.” On June 30, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.71 per share.  There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements.  See “Prospectus Summary—Implications of Being an Emerging Growth Company” in the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed on July 1, 2016, which is set forth below.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of the Prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is July 1, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 27, 2016

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

801 Capitola Drive

Durham, NC  27713

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2016, Melissa Price, Ph.D., Vice President of Product Development of Heat Biologics, Inc. (the “Company”) notified the Company that she will be relocating her family to Boston, Massachusetts and therefore, resigning her position with the Company.  Dr. Price’s resignation is not due to any disagreement with the Company, its Board of Directors or Management Team.  Mark Weinberg, M.D., MBA, the Chief Medical Officer and Managing Director of Halloran Consulting Group, will join the Company on a part-time basis as the Executive Vice President of Clinical Development, effective immediately.  Dr. Price will continue her employment with the Company until July 29, 2016 to ensure a smooth transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2016	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer